EXHIBIT (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 116 to the Registration Statement on Form N-1A ("Registration Statement") of our report dated February 13, 2006, relating to the financial statements and financial highlights of the Eaton Vance Cash Management Fund and Eaton Vance Money Market Fund (the “Funds”) and of our report dated February 13, 2006, relating to the financial statements and supplementary data of the Cash Management Portfolio, which appear in the December 31, 2005 Annual Report to Shareholders of the Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PRICEWATERHOUSECOOPERS LLP Boston, Massachusetts April 27, 2006